Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
The following unaudited pro forma condensed combined balance sheet as of September 30, 2007 is based upon the historical unaudited consolidated balance sheet of Crown Crafts, Inc. (the “Company”), after giving effect to the Company’s acquisition of the Baby Products Line of Springs Global US, Inc. (“Springs Baby”) by Crown Crafts Infant Products, Inc. (“CCIP”), a wholly owned subsidiary of the Company, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined balance sheet as if such acquisition had occurred as of September 30, 2007 for the purpose of preparing the pro forma balance sheet.
The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to this unaudited pro forma condensed combined balance sheet is allocated to the net tangible and intangible assets acquired, based on their estimated fair values.
The pro forma adjustments are based on information available at the time of the preparation of this document. The unaudited pro forma condensed combined balance sheet, including the notes thereto, should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the annual report on Form 10-K for the year ended April 1, 2007.

CROWN CRAFTS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(amounts in thousands)

		Statement of			Pro Forma
		Assets to be Sold and			Condensed
	Crown Crafts, Inc.	Liabilities to be	Pro Forma		Combined
	As of	Transferred	Adjustments		As of
	September 30, 2007(1)	September 29, 2007	Note 2		September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$485				$485
Accounts receivable, net
Due from factor	9,947	(160)			9,787
Other	2,040				2,040
Inventories, net	9,991	8,553	(4,217	)(a)	14,327
Prepaid expenses	997				997
Assets held for sale	663				663
Deferred income taxes	1,621				1,621

Total current assets	25,744	8,393	(4,217)		29,920
Property, plant and equipment — at cost:
Land, buildings and improvements	200				200
Machinery and equipment	2,299				2,299
Furniture and fixtures	746				746

	3,245	—	—		3,245
Less accumulated depreciation	2,568				2,568

Property, plant and equipment — net	677	—	—		677
Other assets:
Goodwill, net	22,884		1,233	(b)	24,117
Other intangible assets, net	578		5,961	(b)	6,539
Deposits	181				181

Total other assets	23,643	—	7,194		30,837

Total Assets	$50,064	8,393	2,977		$61,434

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,814				$5,814
Accrued wages and benefits	894				894
Accrued royalties	1,138				1,138
Other accrued liabilities	57				57
Current maturities of long-term debt	12		2,500	(c)	2,512

Total current liabilities	7,915	—	2,500		10,415
Non-current liabilities:
Long-term debt	3,146		8,870	(c)	12,016
Deferred income taxes	698				698

Total non-current liabilities	3,844	—	8,870		12,714

Commitments and contingencies	—	—	—		—

Shareholders’ equity:
Common stock	100				100
Additional paid-in capital	38,909				38,909
Treasury stock — at cost	(335)				(335)
Accumulated deficit	(369)				(369)

Total shareholders’ equity	38,305	—	—		38,305

Total Liabilities and Shareholders’ Equity	$50,064	—	11,370		$61,434

See notes to unaudited pro forma condensed combined balance sheet.
(1) This column represents the historical unaudited consolidated balance sheet for Crown Crafts, Inc. as of September 30, 2007

CROWN CRAFTS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

1.	Description of transaction: On November 5, 2007, the Company completed the acquisition of Springs Baby pursuant to the terms of the Asset Purchase Agreement by and between CCIP and Springs.
The unaudited pro forma condensed combined balance sheet as of September 30, 2007 is based upon the historical unaudited consolidated balance sheet of Crown Crafts, Inc. (the “Company”), after giving effect to the Company’s acquisition of Springs Baby using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined balance sheet as if such acquisition had occurred as of September 30, 2007 for the purpose of preparing the pro forma balance sheet.
Based upon a preliminary valuation of the tangible and intangible assets acquired and liabilities assumed, the Company has allocated the total cost of the Acquisition as of the November 5, 2007 acquisition date as follows:

As of
Nov. 5, 2007
(000’s)
Accounts receivable allowances	$(146)
Inventories, net	4,081
Goodwill	1,474
Other intangibles	5,961

Net assets acquired	11,370

Current Portion of long-term debt	2,500
Long term debt	8,870

Total borrowings	$11,370

The Company is in the process of evaluating the fair value of the assets acquired and liabilities assumed and has performed a preliminary allocation of these net assets acquired based upon its current assessment of those values. The Company has engaged an independent third party to assist the Company in the evaluation of the certain assets acquired and liabilities assumed from Springs. Their valuation is not yet finalized, as such, the allocation of the net assets acquired is subject to change as the valuation is completed.

2.	Pro forma adjustments: The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition had occurred as of September 30, 2007 for the purpose of preparing the condensed combined pro forma balance sheet and reflects the following adjustments:
a.	To record the inventory at estimated selling prices less the sum of the costs of disposal and a reasonable profit.

b.	To record the estimated excess of the purchase price and other acquisition costs paid over the fair value of the net assets acquired.

c.	To record the use of loan proceeds of $11.4 million related to the acquisition.

3.	Financing: On November 5, 2007, the Company amended its credit facility to increase the maximum principal amount of its revolving line of credit from $22 million to $26 million, to extend the term of the revolving line of credit one year to July 11, 2010 and to provide for a $5 million term loan due November 1, 2009. The interest rate on the revolving credit is prime minus 1.00%. The $5 million term loan is due in 24 equal monthly principal installments and the interest rate is prime plus 0.5%.